Exhibit 99.1

                          PART I. FINANCIAL INFORMATION

ITEM I. FINANCIAL STATEMENTS

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc.
Consolidated Statements of Operations, Net Proceeds and Comprehensive Income
(Unaudited)

(Dollars in Thousands)
                                                                          Three Months Ended               Six Months Ended
                                                                  ------------------------------    ------------------------------
                                                                  December 29,      December 23,    December 29,      December 23,
                                                                      2001              2000            2001              2000
                                                                  ------------------------------    ------------------------------

Net sales                                                          $  294,549         $ 340,106      $  543,781        $  621,629
Cost of sales                                                        (223,886)         (275,334)       (427,248)         (504,371)
                                                                   ----------       -----------      ----------        ----------
Gross profit                                                           70,663            64,772         116,533           117,258
Selling, administrative, and general expense                          (30,928)          (30,746)        (63,767)          (61,919)
Restructuring                                                          (1,572)                0          (2,622)                0
Gain from pension curtailment                                               0                 0           2,472                 0
Income from joint venture                                                 950               949           1,198             1,224
                                                                   ----------       -----------      ----------        ----------
Operating income                                                       39,113            34,975          53,814            56,563
Interest expense                                                      (16,479)          (22,415)        (35,692)          (43,941)
                                                                   ----------       -----------      ----------        ----------
Income before taxes, dividends, and allocation of net proceeds         22,634            12,560          18,122            12,622
Tax provision                                                          (7,328)           (3,321)         (5,544)           (4,164)
                                                                   ----------       -----------      ----------        ----------
Net income                                                         $   15,306       $     9,239      $   12,578        $    8,458
                                                                   ==========       ===========      ==========        ==========

Allocation of net proceeds:
   Net income                                                      $   15,306       $     9,239      $   12,578        $    8,458
   Dividends on common and preferred stock                             (1,946)           (1,840)         (4,455)           (4,210)
                                                                   ----------       -----------      ----------        ----------
   Net proceeds                                                        13,360             7,399           8,123             4,248
   Allocation to earned surplus                                        (8,756)           (5,303)         (3,520)           (2,152)
                                                                   ----------       -----------      ----------        ----------
   Net proceeds available to members                               $    4,604       $     2,096      $    4,603        $    2,096
                                                                   ==========       ===========      ==========        ==========

Net proceeds available to members:
   Estimated cash payment                                          $    1,151       $       524      $    1,151        $      524
   Qualified retains                                                    3,453             1,572           3,452             1,572
                                                                   ----------       -----------      ----------        ----------
   Net proceeds available to members                                    4,604       $     2,096           4,603        $    2,096
                                                                   ==========       ===========      ==========        ==========

Net income                                                         $   15,306       $     9,239      $   12,578        $    8,458
Other comprehensive income:
   Unrealized gain/(loss) on hedging activity                              66            (1,414)           (374)              890
                                                                   ----------       -----------      ----------        ----------
Comprehensive income                                               $   15,372       $     7,825      $   12,204        $    9,348
                                                                   ==========       ===========      ==========        ==========


The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)                                         ASSETS                   December 29,      June 30,     December 23,
                                                                                            2001            2001           2000
                                                                                        -----------     -----------    ------------
                                                                                        (Unaudited)                    (Unaudited)
Current assets:
   Cash and cash equivalents                                                            $     5,913     $     7,656    $     5,763
   Accounts receivable, trade, net                                                           86,188          85,543        126,239
   Accounts receivable, co-pack activity and other                                           13,425           7,949         14,337
   Income taxes refundable                                                                        0             938          1,511
   Inventories                                                                              388,745         313,856        419,338
   Current investment in CoBank                                                               1,333           3,998            976
   Prepaid manufacturing expense                                                              3,686          22,427          4,675
   Prepaid expenses and other current assets                                                 18,683          19,603         20,268
   Current deferred tax asset                                                                 2,202           2,202         12,176
                                                                                        -----------     -----------    -----------
           Total current assets                                                             520,175         464,172        605,283
Investment in CoBank                                                                         10,660          10,660         16,203
Investment in joint venture                                                                   9,117           8,018          8,000
Property, plant, and equipment, net                                                         297,343         305,531        339,859
Assets held for sale, at net realizable value                                                   120             120            339
Goodwill                                                                                     53,914          53,914         54,931
Intangible assets, net                                                                      194,271         194,863        198,749
Other assets                                                                                 24,066          24,073         32,091
                                                                                        -----------     -----------    -----------
           Total assets                                                                 $ 1,109,666     $ 1,061,351    $ 1,255,455
                                                                                        ===========     ===========    ===========

                                LIABILITIES AND SHAREHOLDERS' AND MEMBERS' CAPITALIZATION
Current liabilities
   Notes payable - Agrilink Foods                                                       $   114,800     $         0    $   103,700
   Current portion of debt - AgriFrozen Foods                                                     0               0         82,769
   Current portion of obligations under capital leases                                          316             316            218
   Current portion of long-term debt                                                         15,560          15,599         16,596
   Accounts payable                                                                          31,643         117,931         50,035
   Income taxes payable                                                                       6,596               0              0
   Accrued interest                                                                          11,640           9,253          9,193
   Accrued employee compensation                                                              9,031          10,081          9,189
   Other accrued expenses                                                                    52,493          49,345         68,763
   Dividends payable                                                                             12              36             13
   Amounts due Class A members                                                               23,891          17,983         33,689
                                                                                        -----------     -----------    -----------
           Total current liabilities                                                        265,982         220,544        374,165
Obligations under capital leases                                                                571             571            520
Long-term debt                                                                              629,419         631,128        637,304
Deferred tax liabilities                                                                     26,376          26,376         36,825
Other non-current liabilities                                                                28,492          29,417         33,928
Non-controlling interest in AgriFrozen Foods                                                      0               0          8,000
                                                                                        -----------     -----------    -----------
           Total liabilities                                                                950,840         908,036      1,090,742
                                                                                        -----------     -----------    -----------
Commitments and contingencies
Class B cumulative redeemable preferred stock liquidation preference $10 per share, authorized - 500,000 shares; issued and
     outstanding 25,847, 23,923, and 23,664 shares, respectively                                258             239            237
Class A common stock, par value $5, authorized 5,000,000 shares
                                                   December 29,   June 30,   December 23,
                                                      2001          2001        2000
                                                   ---------    ---------    ------------
   Shares issued                                   2,036,241    2,257,479     2,184,230
   Shares subscribed                                  60,676       97,243       189,786
                                                   ---------    ---------     ---------
           Total subscribed and issued             2,096,917    2,354,722     2,374,016
   Less subscriptions receivable in installments     (60,676)     (97,243)     (189,786)
                                                   ---------    ---------     ---------
           Total issued and outstanding            2,036,241    2,257,479     2,184,230      10,181          11,287         10,921
                                                   =========    =========     =========
Class B common stock, par value $5, authorized 2,000,000 shares;
   issued and outstanding 0, 723,229, and 723,229 shares, respectively                            0               0              0
Shareholders' and members' capitalization:
   Retained earnings allocated to members                                                    14,151          10,699         18,163
   Non-qualified allocation to members                                                            0               0            300
   Non-cumulative preferred stock, par value $25; authorized
     5,000,000 shares; issued and outstanding 32,308, 32,308,
       and 34,400 shares, respectively                                                          808             808            860
   Class A cumulative preferred stock, liquidation preference
     $25 per share; authorized 10,000,000 shares; issued and
       outstanding 4,495,443 , 4,495,443 , and 4,249,007 shares, respectively               112,386         112,386        106,225
   Special membership interests                                                                   0               0              0
   Earned surplus                                                                            21,371          17,851         27,642
   Accumulated other comprehensive income:
     Unrealized gain on hedging activity                                                        244             618            890
     Minimum pension liability adjustment                                                      (573)           (573)          (525)
                                                                                        -----------     -----------    -----------
           Total shareholders' and members' capitalization                                  148,387        141,789         153,555
                                                                                        -----------     -----------    -----------
           Total liabilities and capitalization                                         $ 1,109,666     $ 1,061,351    $ 1,255,455
                                                                                        ===========     ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

Pro-Fac Cooperative, Inc. and Consolidated Subsidiary - Agrilink Foods, Inc.
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)
                                                                                                       Six Months Ended
                                                                                              -------------------------------------
                                                                                              December 29,           December 23,
                                                                                                   2001                    2000
                                                                                              --------------         --------------
Cash flows from operating activities:
     Net income                                                                                $     12,578           $     8,458
     Estimated cash payment due to Class A members                                                   (1,151)                 (524)
     Adjustments to reconcile net income to net cash used in operating activities:
       Depreciation                                                                                 15,376                 16,275
       Amortization of goodwill and certain intangible assets                                          592                  4,964
       Amortization of debt issue costs, amendment costs, and
         discount on subordinated promissory notes                                                   2,790                  2,680
       Interest in-kind on subordinated promissory note                                                434                    814
       Equity in undistributed earnings of joint venture                                            (1,099)                (1,224)
       Change in assets and liabilities:
         Accounts receivable                                                                        (6,121)               (29,023)
         Inventories and prepaid manufacturing expenses                                            (56,148)               (55,718)
         Income taxes refundable                                                                       938                  8,358
         Accounts payable and other accrued expenses                                               (75,231)               (43,531)
         Amounts due to Class A members                                                              5,908                 11,993
         Other assets and liabilities, net                                                            (464)                (2,120)
                                                                                               -----------            -----------
Net cash used in operating activities                                                             (101,598)               (78,598)
                                                                                               -----------            -----------

Cash flows from investing activities:
     Purchase of property, plant and equipment                                                      (7,363)               (14,963)
     Proceeds from disposals                                                                            36                  5,072
     Proceeds from investment in CoBank                                                              2,665                  1,951
                                                                                               -----------            -----------
Net cash used in investing activities                                                               (4,662)                (7,940)
                                                                                               -----------            -----------

Cash flows from financing activities:
     Net proceeds from issuance of short-term debt                                                 114,800                101,900
     Payments on long-term debt                                                                     (3,047)                (8,932)
     Cash paid in conjunction with debt amendment                                                   (1,694)                (1,707)
     (Repurchases)/issuances of common stock, net                                                   (1,087)                   256
     Cash dividends paid                                                                            (4,455)                (4,210)
                                                                                               -----------            ------------
Net cash provided by financing activities                                                          104,517                 87,307
                                                                                               -----------            -----------
Net change in cash and cash equivalents                                                             (1,743)                   769
Cash and cash equivalents at beginning of period                                                     7,656                  4,994
                                                                                               -----------            -----------
Cash and cash equivalents at end of period                                                     $     5,913            $     5,763
                                                                                               ===========            ===========


The accompanying notes are an integral part of these consolidated financial statements.

                            PRO-FAC COOPERATIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF ACCOUNTING POLICIES

The Cooperative: Pro-Fac Cooperative, Inc. is an agricultural cooperative which processes and markets crops grown by its members through its wholly-owned subsidiary Agrilink Foods, Inc. ("Agrilink Foods"), and until February 15, 2001, through a former subsidiary, PF Acquisition II, Inc. (PFII) in which it had a controlling interest. Pro-Fac Cooperative, Inc. conducts business under the name Agrilink and PFII conducted business under the name AgriFrozen Foods ("AgriFrozen"). Agrilink Foods has four primary product lines including: vegetables, fruits, snacks, and canned meals. The majority of each of the product lines' net sales are within the United States. In addition, all of the Cooperative's operating facilities, excluding one in Mexico, are within the United States. Unless the context otherwise requires, the terms "Cooperative" and "Pro-Fac" refer to Pro-Fac Cooperative, Inc. and its subsidiary, Agrilink Foods.

Basis of Presentation: The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulations S-X. Accordingly, they do not include all of the information required by GAAP for complete financial statement presentation. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations have been included. Operating results for the three months and six months ended December 29, 2001 are not necessarily the results to be expected for other interim periods or the full year. These financial statements should be read in conjunction with the financial statements and accompanying notes contained in the Pro-Fac Cooperative, Inc. Form 10-K for the fiscal year ended June 30, 2001.

Consolidation: The consolidated financial statements include the Cooperative and its subsidiary, Agrilink Foods and until February 15, 2001, AgriFrozen. The financial statements are after elimination of intercompany transactions and balances. Investments in affiliates owned more than 20 percent but not in excess of 50 percent are recorded under the equity method of accounting.

Reclassification: Certain items for fiscal 2001 have been reclassified to conform with the current period presentation.

New Accounting Pronouncements: In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." This statement is further disclosed in NOTE 2 to the "Notes to Consolidated Financial Statements."

In April 2001, the Emerging Issues Task Force ("EITF") reached a final consensus on Issue 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products." The consensus addresses the accounting treatment and income statement classification for certain sales incentives, including cooperative advertising arrangements, buydowns, and slotting fees. Accordingly, during the second quarter and first six months of fiscal 2002, promotions and slotting fees, previously classified as selling, general, and administrative expense, have been reclassified as a reduction of gross sales. Total promotions and slotting fees were $39.9 million and $49.4 million in the second quarter of fiscal 2002 and 2001, respectively, and $69.9 million and $80.6 million in the first six months of fiscal 2002 and 2001, respectively. The adoption of EITF 00-25 did not impact the Cooperative's profitability.

In July 2000, the EITF reached a consensus on Issue 00-14, "Accounting for Certain Sales Incentives." The consensus addresses the recognition, measurement, and income statement classification for sales incentives that a company offers to its customers. Accordingly, during the second quarter and first six months of fiscal 2002, coupon expense, previously classified as selling, general and administrative expense, has been reclassified as a reduction of gross sales and all prior periods have also been reclassified to reflect this modification. Coupon expense was $3.1 million and $2.7 million in the second quarter of fiscal 2002 and 2001, respectively, and $4.8 million and $4.7 million in the first six months of fiscal 2002 and 2001, respectively. The adoption of EITF Issue 00-14 did not impact the Cooperative's profitability.

NOTE 2. ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, and is effective for fiscal years beginning after December 15, 2001, with early adoption permitted for entities with fiscal years beginning after March 15, 2001. Effective July 1, 2001, Agrilink Foods adopted SFAS No. 142, which requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount.

The Cooperative and its wholly owned subsidiary, Agrilink Foods, completed the required impairment evaluation of goodwill and other intangible assets in conjunction with its adoption of SFAS No. 142 which indicated no impairment existed.

As outlined in SFAS No. 142, certain intangibles with a finite life, however, are required to continue to be amortized. The following schedule sets forth the major classes of intangible assets held by the Cooperative:

(Dollars in Thousands)

                                          December 29,        June 30,          December 23,
                                              2001              2001                2000
                                          ------------       ----------         ------------
Amortized intangibles:
   Covenants not to compete                $    2,478        $    2,478          $   2,478
   Other                                       12,000            12,000             12,000
     Less:  accumulated amortization           (2,604)           (2,012)            (1,433)
                                           ----------        ----------          ---------
   Amortized intangibles, net                  11,874            12,466             13,045
Unamortized intangibles:
     Trademarks, net                          182,397           182,397            185,704
                                           ----------        ----------          ---------
Total intangible assets                    $  194,271        $  194,863          $ 198,749
                                           ==========        ==========          =========

The aggregate amortization expense associated with intangible assets was approximately $0.3 million for the quarter ended December 29, 2001 and $0.6 million for the six months ended December 29, 2001. The aggregate amortization expense for each of the five succeeding fiscal years is estimated as follows:

(Dollars in Thousands)

2003      $1,103
2004         915
2005         891
2006         891
2007         760

A reconciliation of reported net income adjusted to reflect the adoption of SFAS No. 142 for the second quarter and six months ended December 29, 2001 is provided below:

                                                        Three Months Ended                         Six Months Ended
                                                -----------------------------------      ----------------------------------
                                                December 29,          December 23,        December 29,         December 23,
                                                     2001                 2000                2001                 2000
                                                ------------          ------------        -----------          ------------
(Dollars in Thousands)

Reported net income                               $  15,306            $   9,239            $ 12,578           $   8,458
Addback:  goodwill amortization (net of taxes)            0                1,585                   0               2,929
                                                  ---------            ---------            --------           ---------
Adjusted net income                               $  15,306            $  10,824            $ 12,578           $  11,387
                                                  =========            =========            ========           =========

NOTE 3. AGREEMENTS WITH AGRILINK FOODS

The contractual relationship between Pro-Fac and Agrilink Foods is defined in the Pro-Fac Marketing and Facilitation Agreement (the "Agreement"). Under the Agreement, Agrilink Foods pays Pro-Fac the commercial market value ("CMV") for all crops supplied by Pro-Fac. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market area. Although CMV is intended to be no more than the fair market value of the crops purchased by Agrilink Foods, it may be more or less than the price Agrilink Foods would pay in the open market in the absence of the Agreement.

Under the Agreement, Agrilink Foods is required to have on its board of directors individuals who are neither members of nor affiliated with Pro-Fac ("Disinterested Directors"). The number of Disinterested Directors must at least equal the number of directors who are members of Pro-Fac. The volume and type of crops to be purchased by Agrilink Foods from Pro-Fac under the Agreement are determined pursuant to its annual profit plan, which requires the approval of a majority of the Disinterested Directors. In addition, in any year in which Agrilink Foods has earnings on products which were processed from crops supplied by Pro-Fac ("Pro-Fac Products"), Agrilink Foods pays to Pro-Fac, as additional patronage income, up to 90 percent of such earnings, but in no case more than 50 percent of all pretax earnings of Agrilink Foods (before dividing with Pro-Fac).

In years in which Agrilink Foods has losses on Pro-Fac Products, Agrilink Foods reduces the CMV it would otherwise pay to Pro-Fac by up to 90 percent of such losses, but in no case by more than 50 percent of all pretax losses of Agrilink Foods (before dividing with Pro-Fac). Additional patronage income is paid to Pro-Fac for services provided to Agrilink Foods, including the provision of a long term, stable crop supply, favorable payment terms for crops and the sharing of risks in losses of certain operations of the business. Earnings and losses are determined at the end of the fiscal year, but are accrued on an estimated basis during the year. Under the Agreement, Pro-Fac is required to reinvest at least 70 percent of the additional patronage income in Agrilink Foods.

Amounts received by Pro-Fac from Agrilink Foods for the six months ended December 29, 2001 and December 23, 2000 include: commercial market value of crops delivered $66.6 million and $66.9 million, respectively. Pro-Fac's share of earnings was $9.1 million and $6.3 million, respectively.

NOTE 4. INVENTORIES

The major classes of inventories are as follows:

(Dollars in Thousands)

                              December 29,      June 30,    December 23,
                                  2001           2001           2000
                              ------------    ----------    ------------

Finished goods                 $  363,190     $  279,991      $ 387,070
Raw materials and supplies         25,555         33,865         32,268
                               ----------     ----------      ---------
     Total inventories         $  388,745     $  313,856      $ 419,338
                               ==========     ==========      =========


NOTE 5. DEBT

Summary of Long-Term Debt:

(Dollars in Thousands)
                                                                     December 29,        June 30,         December 23,
                                                                         2001              2001               2000
                                                                     ------------       -----------       ------------

Term Loan Facility - Agrilink Foods                                   $  408,900       $   411,600         $  419,700
Term Loan Facility - AgriFrozen                                                0                 0             30,000
Senior Subordinated Notes                                                200,015           200,015            200,015
Subordinated Promissory Notes (net of discount) - Agrilink Foods          30,958            29,660             27,682
Subordinated Promissory Notes (net of discount) - AgriFrozen                   0                 0              4,769
Other debt - Agrilink Foods                                                5,106             5,452              6,503
Other debt - AgriFrozen                                                        0                 0             48,000
                                                                      ----------       -----------         ----------
     Total debt                                                          644,979           646,727            736,669
Less current portion                                                     (15,560)          (15,599)           (99,365)
                                                                      ----------       -----------         ----------
     Total long-term debt                                             $  629,419       $   631,128         $  637,304
                                                                      ==========       ===========         ==========


Amendments to Agrilink Foods' Term Loan Facility: The term loan facility contains customary covenants and restrictions on Agrilink Foods' ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens, (ii) limitations on sale-leaseback transactions, consolidations, mergers, sale of assets, transactions with affiliates and investments and (iii) limitations on dividends and other distributions. The credit facility also contains covenants requiring Pro-Fac to maintain a minimum level of consolidated EBITDA, a minimum consolidated interest coverage ratio, a minimum consolidated fixed charge coverage ratio, a maximum consolidated leverage ratio, and a minimum level of consolidated net worth.

In August 2001, Agrilink Foods negotiated an amendment to the covenants. In conjunction with this amendment, Agrilink Foods incurred fees of approximately $1.7 million. This fee is being amortized over the remaining life of the credit facility. The August 2001 amendment imposes contingent fees and possible increases in interest rates under the credit facility if Agrilink Foods does not raise equity and deleverage its balance sheet or satsify specified EBITDA and leverage ratio requirements within certain time frames. To this end, Agrilink Foods engaged a financial advisor to assist it in exploring various alternatives responsive to the amendment, including, among other possibilities, a private placement of a minimum of $100 million of securities. The amount of any contingent fees that may be imposed under the amendment is also impacted by the EBITDA which Agrilink Foods achieves for its fiscal year ending in June 2002.

During September 2000, Agrilink Foods negotiated a previous amendment to the credit facility. This amendment required a supplemental fee should a specified coverage ratio not be achieved for the first quarter of fiscal 2002. During September 2001, Agrilink Foods incurred a fee of $1.5 million.

Pro-Fac and Agrilink Foods are in compliance with all covenants, restrictions, and requirements under the terms of the Credit Facility as amended

NOTE 6: OPERATING SEGMENTS

The Cooperative is organized by product line for management reporting, with operating income being the primary measure of segment profitability. Accordingly, no items below operating earnings are allocated to segments. The Cooperative's four primary operating segments are as follows: vegetables, fruits, snacks, and canned meals.

The vegetable product line consists of canned and frozen vegetables, chili beans, and various other products. Branded products within the vegetable category include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin, Freshlike, Veg-All, McKenzies, and Brooks Chili Beans. The fruit product line consists of canned and frozen fruits including fruit fillings and toppings. Branded products within the fruit category include Comstock and Wilderness. The snack product line consists of potato chips, popcorn and other corn-based snack items. Branded products within the snacks category include Tim's Cascade Chips, Snyder of Berlin, Husman, La Restaurante, Erin's, Beehive, Pops-Rite, Super Pop and Flavor Destinations. The canned meal product line includes canned meat products such as chilies, stew, soups, and various other ready-to-eat prepared meals. Branded products within the canned meal category include Nalley. The Cooperative's other product line primarily represents salad dressings. Branded products within the other category include Bernstein's and Nalley.

The following table illustrates the Cooperative's operating segment information:

(Dollars in Millions)
                                                                          Three Months Ended             Six Months Ended
                                                                  ------------------------------   -------------------------------
                                                                  December 29,      December 23,    December 29,      December 23,
                                                                      2001              2000            2001              2000
                                                                  ------------      ------------    ------------       -----------
Net Sales:
   Vegetables                                                       $  210.7         $  236.4        $  387.2          $   426.7
   Fruits                                                               41.3             44.0            69.6               70.4
   Snacks                                                               21.8             22.2            44.2               44.7
   Canned Meals                                                         11.9             14.8            24.3               27.9
   Other                                                                 8.9              9.9            18.5               21.0
                                                                    --------         --------        --------          ---------
     Continuing segments                                               294.6            327.3           543.8              590.7
   Businesses closed1                                                    0.0             12.8             0.0               30.9
                                                                    --------         --------        --------          ---------
       Total                                                        $  294.6         $  340.1        $  543.8          $   621.6
                                                                    ========         =========        ========         =========

Operating income2:
   Vegetables3                                                      $   27.2         $   20.8        $   31.7          $    31.2
   Fruits                                                                8.7              7.5            12.9               11.4
   Snacks                                                                1.7              1.9             3.2                3.6
   Canned Meals                                                          2.2              2.2             4.4                4.7
   Other                                                                 0.9              0.4             1.8                1.2
                                                                    --------         --------        --------          ---------
     Continuing segments                                                40.7             32.8            54.0               52.1
   Businesses closed1                                                    0.0              2.2             0.0                4.5
Restructuring                                                           (1.6)             0.0            (2.7)               0.0
Gain on pension curtailment                                              0.0              0.0             2.5                0.0
                                                                    --------         --------        --------          ---------
Total consolidated operating income                                     39.1             35.0            53.8               56.6
Interest expense                                                       (16.5)           (22.4)          (35.7)             (44.0)
                                                                    --------         --------         --------         ---------
Income before taxes, dividends, and allocation of net proceeds      $   22.6         $   12.6        $   18.1          $    12.6
                                                                    ========         ========         ========         =========

1    Represents net sales of operations no longer part of the Cooperative.

2 In accordance with SFAS No. 142, goodwill is no longer amortized. Goodwill amortization associated with the vegetable, fruit, snacks, canned meals, and other product lines for the quarter ending December 23, 2000 was $1.7 million, $0.1 million, $.01 million, $0.2 million, and $0.2 million, respectively, and $3.4 million, $0.1 million, $0.2 million, $0.4 million, and $0.3 million, respectively for the six months ending December 23, 2000.

3 The Cooperative's investment in Great Lakes Kraut Company contributed earnings in the vegetable product line of $1.0 million and $0.9 million for the three months ended December 29, 2001 and December 23, 2000, respectively, and $1.2 million and $1.2 million for the six months ended December 29, 2001 and December 23, 2000, respectively.

NOTE 7. SUBSIDIARY GUARANTORS

Kennedy Endeavors, Incorporated and Linden Oaks Corporation, wholly-owned subsidiaries of Agrilink Foods ("Subsidiary Guarantors"), and Pro-Fac, have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of Agrilink Foods with respect to Agrilink Foods' 11-7/8 percent Senior Subordinated Notes due 2008 (the "Notes") and the Credit Facility. The covenants in the Notes and the Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to Agrilink Foods.

Presented below is condensed consolidating financial information for (i) Pro-Fac Cooperative, (ii) Agrilink Foods, (iii) the Subsidiary Guarantors, and (iv) non-guarantor subsidiaries as of and for the six months and quarters ended December 29, 2001 and December 23, 2000. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations, and cash flow of the Cooperative and its guarantor and non-guarantor subsidiaries in accordance with Securities and Exchange Commission Financial Reporting Release No. 55.

                                                                                 Balance Sheet
                                                                               December 29, 2001
                                            ------------------------------------------------------------------------------------
                                                Pro-Fac       Agrilink    Subsidiary   Non-Guarantor  Eliminating
                                              Cooperative    Foods, Inc.  Guarantors   Subsidiaries     Entries     Consolidated
                                            --------------   -----------  ----------   -------------  -----------   ------------

(Dollars in Thousands)

Assets
 Cash and cash equivalents                     $       0    $    5,429    $    157     $    327       $       0      $    5,913
 Accounts receivable, net                              0        96,694       2,849           70               0          99,613
 Inventories -
   Finished goods                                      0       362,684         224          282               0         363,190
   Raw materials and supplies                          0        24,834         568          153               0          25,555
                                               ---------      ----------  --------       ------       ---------      ----------
   Total inventories                                   0       387,518         792          435               0         388,745

 Other current assets                                  0        25,302         163          439               0          25,904
                                               ---------      ----------  --------       ------       ---------      ----------

   Total current assets                                0       514,943       3,961        1,271               0         520,175

 Property, plant and equipment, net                    0       289,736       4,092        3,515               0         297,343
 Investment in subsidiaries                      185,034       315,858           0            0        (500,892)              0
 Goodwill and other intangible assets, net             0        53,335     194,850            0               0         248,185
 Other assets                                         60        53,076     118,577            0        (127,750)         43,963
                                               ---------     ----------   ---------    --------       ---------     ----------

   Total assets                                $ 185,094    $1,226,948    $321,480     $  4,786       $(628,642)     $1,109,666
                                               =========    ==========    ========     ========       =========      ==========


Liabilities and Shareholders' Equity
 Notes payable                                 $       0    $  114,800    $      0    $       0       $       0      $  114,800
 Current portion of long-term debt                     0        15,560           0            0               0          15,560
 Accounts payable                                     91        30,135         894          523               0          31,643
 Accrued interest                                      0        11,640           0            0               0          11,640
 Intercompany loans                                    0           419        (271)        (148)              0               0
 Other current liabilities                        16,777        66,152       8,514          896               0          92,339
                                               ---------    ----------    --------     --------       ---------       ---------
   Total current liabilities                      16,868       238,706       9,137        1,271               0         265,982

 Long-term debt                                        0       629,419           0            0               0         629,419
 Other non-current liabilities                     9,400       173,789           0            0        (127,750)         55,439
                                               ---------    ----------    --------     --------       ---------       ---------

   Total liabilities                              26,268     1,041,914       9,137        1,271        (127,750)        950,840

 Class B cumulative preferred stock                  258             0           0            0               0             258
 Class A common stock                             10,181             0           0            0               0          10,181
 Shareholders' equity                            148,387       185,034     312,343        3,515        (500,892)        148,387
                                               --------     ---------     --------     --------       ---------      ----------

   Total liabilities and shareholders' equity  $ 185,094    $1,226,948    $321,480     $  4,786       $(628,642)     $1,109,666
                                               =========    ==========    ========     ========       =========      ==========



                                                                              Statement of Operations
                                                                    For  the Six Months Ended December 29, 2001
                                                    ------------------------------------------------------------------------------
                                                      Pro-Fac      Agrilink    Subsidiary  Non-Guarantor Eliminating
                                                    Cooperative   Foods, Inc.  Guarantors  Subsidiaries    Entries    Consolidated
                                                    -----------   -----------  ----------  ------------- -----------  ------------
(Dollars in Thousands)

Net sales                                            $     0      $ 535,761     $  8,020      $ 7,821     $  (7,821)   $ 543,781
Cost of sales                                              0       (421,770)      (5,478)      (7,631)        7,631     (427,248)
                                                     -------      ---------     --------      -------     ---------    ---------
Gross profit                                               0        113,991        2,542          190          (190)     116,533

Selling, administrative, and general expenses             (1)       (93,947)      (1,781)           0        31,962      (63,767)

Other (expense)/income                                     0           (150)      31,962          214       (32,176)        (150)
Income from joint venture                                  0          1,198            0            0             0        1,198
                                                     -------      ---------     ---------     -------     ----------   ---------
Operating (loss)/income before dividing with Pro-Fac      (1)        21,092       32,723          404          (404)      53,814

Interest (expense)/income                                  0        (40,976)       5,284            0             0      (35,692)
                                                     -------      ---------     ---------     -------     ---------    ---------
Pretax (loss)/income before dividing with Pro-Fac         (1)       (19,884)      38,007          404          (404)      18,122

Pro-Fac share of income                                9,062         (9,062)           0            0             0            0
                                                     -------       ---------    --------      -------     ---------    ---------
Income/(loss) before taxes                             9,061        (28,946)      38,007          404          (404)      18,122
Tax (provision)/benefit                               (1,559)         9,771      (13,503)        (253)            0       (5,544)
                                                     -------      ---------     --------      -------      --------    ---------
Net income/(loss)                                    $ 7,502      $ (19,175)    $ 24,504      $   151      $   (404)   $  12,578
                                                     =======      =========     ========       =======      ========    =========

                                                                          Statement of Operations
                                                                   For  the Quarter Ended December 29, 2001
                                                    ------------------------------------------------------------------------------
                                                      Pro-Fac      Agrilink    Subsidiary  Non-Guarantor Eliminating
                                                    Cooperative   Foods, Inc.  Guarantors  Subsidiaries    Entries    Consolidated
                                                    -----------   -----------  ----------  ------------- -----------  ------------
(Dollars in Thousands)

Net sales                                            $     0       $ 290,774     $ 3,775      $ 5,255      $ (5,255)    $ 294,549
Cost of sales                                              0        (221,295)     (2,591)      (4,912)        4,912      (223,886)
                                                     -------       ---------     -------      -------      ----------   ---------
Gross profit                                               0          69,479       1,184          343          (343)       70,663
Selling, administrative, and general expenses             (1)        (48,667)     (1,054)           0        18,794       (30,928)

Other (expense)/income                                     0          (1,572)     18,794          192       (18,986)       (1,572)
Income from joint venture                                  0             950           0            0             0           950
                                                     -------       ---------     -------      -------      ---------    ----------
Operating income before dividing with Pro-Fac             (1)         20,190      18,924          535          (535)       39,113
Interest (expense)/income                                  0         (19,131)      2,652            0             0       (16,479)
                                                     -------       ----------    -------      -------      --------     ----------
Pretax (loss)/income before dividing with Pro-Fac         (1)          1,059      21,576          535          (535)       22,634
Pro-Fac share of income                               11,318         (11,318)          0            0             0             0
                                                     -------       ---------     -------      -------      --------     ---------
Income/(loss) before taxes                            11,317         (10,259)     21,576          535          (535)       22,634
Tax (provision)/benefit                               (2,349)          2,813      (7,666)        (126)            0        (7,328)
                                                     -------       ---------     -------      -------      --------     ---------
Net income/(loss)                                    $ 8,968       $  (7,446)    $13,910      $   409      $   (535)    $  15,306
                                                     =======       =========     =======      =======      ========     =========


                                                                                   Statement of Cash Flows
                                                                         For the Six Months Ended December 29, 2001
                                                           -------------------------------------------------------------------------
                                                             Pro-Fac    Agrilink   Subsidiary Non-Guarantor Eliminating
                                                           Cooperative Foods, Inc. Guarantors Subsidiaries    Entries   Consolidated
                                                           ----------- ----------- ---------- ------------- ----------- ------------

(Dollars in Thousands)

Net income/(loss)                                            $ 7,502   $ (19,175)   $ 24,504      $  151       $(404)    $  12,578
Adjustments to reconcile net income/(loss) to net
   cash provided by/(used in) operating activities -
     Estimated cash payments due to class A members           (1,151)          0           0           0           0        (1,151)
     Depreciation                                                  0      14,952         272         152           0        15,376
     Amortization of goodwill and certain intangible assets        0         217         375           0           0           592
     Amortization of debt issue costs, amendment costs,
       and discount on subordinated promissory note                0       2,790           0           0           0         2,790
     Interest-in-kind on subordinated promissory note              0         434           0           0           0           434
     Equity in undistributed earnings of joint venture             0      (1,099)          0           0           0        (1,099)
     Change in working capital                                  (809)   (105,723)    (25,015)         25         404      (131,118)
                                                            --------   ---------    --------      ------       -----     ---------
Net cash provided by/(used in) operating activities            5,542    (107,604)        136         328           0      (101,598)

Cash flows from investing activities:
   Purchase of property, plant, and equipment                     0       (7,351)          0         (12)          0        (7,363)
   Proceeds from disposals                                        0           36           0           0           0            36
   Proceeds from investment in CoBank                             0        2,665           0           0           0         2,665
                                                           --------    --------     --------      ------       -----     ----------
Net cash used in investing activities                             0       (4,650)          0         (12)          0        (4,662)

Cash flows from financing activities:
   Net proceeds from issuance of short-term debt                  0      114,800           0           0           0       114,800
   Payments on long-term debt                                     0       (3,047)          0           0           0        (3,047)
   Cash paid for debt amendments                                  0       (1,694)          0           0           0        (1,694)
   Repurchase of common stock                                (1,087)           0           0           0           0        (1,087)
   Cash dividends paid                                       (4,455)           0           0           0           0        (4,455)
                                                           --------    ---------    --------      ------       -----     ---------

Net cash (used in)/provided by financing activities          (5,542)     110,059           0           0           0       104,517
Net change in cash and cash equivalents                           0       (2,195)        136         316           0        (1,743)
Cash and cash equivalents at beginning of period                  0        7,624          21          11           0         7,656
                                                           --------    ----------   --------      ------       -----     ---------
Cash and cash equivalents at end of period                 $      0    $   5,429    $    157      $  327       $   0     $   5,913
                                                           ========    =========    ========      ======       =====     =========

                                                                                     Balance Sheet
                                                                                  December 23, 2000
                                                          -------------------------------------------------------------------------
                                                            Pro-Fac    Agrilink   Subsidiary Non-Guarantor Eliminating
                                                          Cooperative Foods, Inc. Guarantors Subsidiaries    Entries   Consolidated
                                                          ----------- ----------- ---------- ------------- ----------- ------------
(Dollars in Thousands)
Assets
   Cash and cash equivalents                              $       0   $    4,893    $     144   $    726     $       0   $    5,763
   Accounts receivable, net                                       0      132,053        2,473      7,031          (981)     140,576
   Inventories -
     Finished goods                                               0      330,912          371     55,787             0      387,070
     Raw materials and supplies                                   0       28,340          487      3,441             0       32,268
                                                          ---------   ----------    ---------   --------     ---------   ----------
       Total inventories                                          0      359,252          858     59,228             0      419,338

   Other current assets                                       2,135       35,698           90      2,058          (375)      39,606
                                                          ---------   ----------    ---------   --------     ---------   ----------

       Total current assets                                   2,135      531,896        3,565     69,043        (1,356)     605,283

   Property, plant and equipment, net                             0      302,678        3,112     34,069             0      339,859
   Investment in subsidiaries                               183,693      322,742            0          0      (506,435)           0
   Goodwill and other intangible assets, net                      0       49,093      204,587          0             0      253,680
   Other assets                                                  59       59,636      117,536      6,145      (126,743)      56,633
                                                          ---------   ----------     --------   --------     ----------  ----------

       Total assets                                       $ 185,887   $1,266,045     $328,800   $109,257     $(634,534)  $1,255,455
                                                          =========   ==========     ========   ========     =========   ==========

Liabilities and Shareholders' Equity
   Notes payable                                          $       0   $  103,700     $      0   $      0     $       0   $  103,700
   Current portion of long-term debt - Agrilink Foods             0       16,596            0          0             0       16,596
   Current portion of long-term debt - AgriFrozen Foods           0            0            0     82,769             0       82,769
   Accounts payable                                              33       45,031        1,279      4,673          (981)      50,035
   Accrued interest                                               0        7,194            0      1,999             0        9,193
   Intercompany loans                                             0       (1,242)         456        786             0            0
   Other current liabilities                                  7,178       93,716        7,643      3,710          (375)     111,872
                                                          ---------   ----------     --------   --------     ---------   ----------
       Total current liabilities                              7,211      264,995        9,378     93,937        (1,356)     374,165

   Long-term debt                                                 0      637,304            0          0             0      637,304
   Other non-current liabilities                             13,963      180,053            0     12,000      (126,743)      79,273
                                                          ---------   ----------     --------   --------     ---------   ----------

       Total liabilities                                     21,174    1,082,352        9,378    105,937      (128,099)   1,090,742

   Class B cumulative redeemable preferred stock                237            0            0          0             0          237
   Class A common stock                                      10,921            0            0          0             0       10,921

   Shareholders' equity                                     153,555      183,693      319,422      3,320      (506,435)     153,555
                                                          ---------   ----------     --------   --------     ---------   ----------

       Total liabilities and shareholders' equity         $ 185,887    $1,266,045    $328,800   $109,257     $(634,534)  $1,255,455
                                                          =========    ==========    ========   ========     =========   ==========

                                                                                   Statement of Operations
                                                                         For the Six Months Ended December 23, 2000
                                                          -------------------------------------------------------------------------
                                                            Pro-Fac    Agrilink   Subsidiary Non-Guarantor Eliminating
                                                          Cooperative Foods, Inc. Guarantors Subsidiaries    Entries   Consolidated
                                                          ----------- ----------- ---------- ------------- ----------- ------------
(Dollars in Thousands)
Net sales                                                   $     0   $ 582,836     $  7,885    $ 59,857    $(28,949)    $ 621,629
Cost of sales                                                     0    (474,443)      (4,827)    (60,883)     35,782      (504,371)
                                                            -------   ---------     --------    --------    --------     ---------
Gross profit                                                      0     108,393        3,058      (1,026)      6,833       117,258
Selling, administrative, and general expenses                   (10)    (92,127)      (1,383)     (1,380)     32,981       (61,919)
Other income                                                      0           0       32,981         441     (33,422)            0
Income from joint venture                                         0       1,224            0           0           0         1,224
                                                            -------   ---------     --------    --------    --------     ---------
Operating (loss)/income before dividing with Pro-Fac            (10)     17,490       34,656      (1,965)      6,392        56,563
Interest (expense)/income                                         0     (43,916)       4,428      (4,453)          0       (43,941)
                                                            -------   ---------     --------    --------    --------     ---------
Pretax (loss)/income before dividing with Pro-Fac               (10)    (26,426 )     39,084      (6,418)      6,392        12,622
Pro-Fac share of income                                       6,316      (6,316)           0           0           0             0
                                                            -------   ---------     --------    ---------   ---------    ----------
Income/(loss) before taxes                                    6,306     (32,742)      39,084      (6,418)      6,392        12,622
Tax (provision)/benefit                                      (1,473)     11,602      (14,057)       (236)          0        (4,164)
                                                            -------   ---------     --------    ---------   --------     ---------
Net income/(loss)                                           $ 4,833   $ (21,140)    $ 25,027    $ (6,654)   $  6,392     $   8,458
                                                            =======   =========     =========   =========   ========     =========

                                                                                  Statement of Operations
                                                                          For the Quarter Ended December 23, 2000
                                                          -------------------------------------------------------------------------
                                                            Pro-Fac    Agrilink   Subsidiary Non-Guarantor Eliminating
                                                          Cooperative Foods, Inc. Guarantors Subsidiaries    Entries   Consolidated
                                                          ----------- ----------- ---------- ------------- ----------- ------------
(Dollars in Thousands)

Net sales                                                  $    0      $ 323,606    $ 3,724    $ 33,834     $(21,058)    $ 340,106
Cost of sales                                                   0       (262,841)    (2,323)    (33,872)      23,702      (275,334)
                                                           ------       --------    -------    --------     --------     ---------
Gross profit                                                    0         60,765      1,401         (38)       2,644        64,772
Selling, administrative, and general expenses                  (2)       (49,813)      (660)       (487)      20,216       (30,746)
Other income                                                    0              0     20,216         416      (20,632)            0
Income from joint venture                                       0            949          0           0            0           949
                                                           ------      ---------    -------    --------     --------     ---------
Operating (loss)/income before dividing with Pro-Fac           (2)        11,901     20,957        (109)       2,228        34,975
Interest (expense)/income                                       0        (22,728)     2,458      (2,145)           0       (22,415)
                                                           ------       --------    -------    --------     --------     ---------
Pretax (loss)/income before dividing with Pro-Fac              (2)       (10,827)    23,415      (2,254)       2,228        12,560
Pro-Fac share of income                                     6,281         (6,281)         0           0            0             0
                                                           ------      ---------    -------    --------     --------     ---------
Income/(loss) before taxes                                  6,279        (17,108)    23,415      (2,254)       2,228        12,560
Tax (provision)/benefit                                      (643)         5,862     (8,424)       (116)           0        (3,321)
                                                           ------      ---------    -------    --------     --------     ---------
Net income/(loss)                                          $5,636      $ (11,246)   $14,991    $ (2,370)    $  2,228     $   9,239
                                                           ======      =========    =======    ========     ========     =========

                                                                                 Statement of Cash Flows
                                                                       For  the Six Months Ended December 23, 2000
                                                          -------------------------------------------------------------------------
                                                            Pro-Fac    Agrilink   Subsidiary Non-Guarantor Eliminating
                                                          Cooperative Foods, Inc. Guarantors Subsidiaries    Entries   Consolidated
                                                          ----------- ----------- ---------- ------------- ----------- ------------
(Dollars in Thousands)
Net income/(loss)                                          $ 4,833     $(21,140)   $ 25,027     $ (6,654)     $ 6,392     $   8,458
Adjustments to reconcile net income/(loss) to net
   cash provided by/(used in) operating activities -
     Estimated cash payments due to Class A members           (524)           0           0            0            0          (524)
     Depreciation                                                0       14,793         298        1,184            0        16,275
     Amortization of goodwill and certain intangible assets      0        1,311       3,653            0            0         4,964
     Amortization of debt issue costs, amendment costs,
       and discount on subordinated promissory note              0        2,404           0          276            0         2,680
     Interest-in-kind on subordinated promissory note            0          814           0            0            0           814
     Equity in undistributed earnings of joint venture           0       (1,224)          0            0            0        (1,224)
     Change in working capital                                (355)     (78,864)    (27,529)       3,099       (6,392)     (110,041)
                                                          --------     --------    --------     --------      -------     ---------
Net cash provided by/(used in) operating activities          3,954      (81,906)      1,449       (2,095)           0       (78,598)

Cash flows from investing activities:
   Purchase of property, plant, and equipment                    0      (12,363)     (1,514)      (1,086)           0       (14,963)
   Proceeds from disposals                                       0        5,065           0            7            0         5,072
   Proceeds from investment in CoBank                            0        1,951           0            0            0         1,951
                                                           -------     --------    --------     --------      -------     ----------
Net cash used in investing activities                            0       (5,347)     (1,514)      (1,079)           0        (7,940)

Cash flows from financing activities:
   Net proceeds from issuance of short-term debt                 0       98,000           0        3,900            0       101,900
   Payments on long-term debt                                    0       (8,932)          0            0            0        (8,932)
   Cash paid for debt amendments                                 0       (1,707)          0            0            0        (1,707)
   Issuance of common stock, net                               256            0           0            0            0           256
   Cash dividends paid                                      (4,210)           0           0            0            0        (4,210)
                                                           -------     --------    --------     ---------     -------     ---------
Net cash (used in)/provided by financing activities         (3,954)      87,361           0        3,900                     87,307
Net change in cash and cash equivalents                          0          108         (65)         726            0           769
Cash and cash equivalents at beginning of period                 0        4,785         209            0            0         4,994
                                                           -------     --------    --------     --------      -------     ---------
Cash and cash equivalents at end of period                 $     0     $  4,893    $    144     $    726      $     0     $   5,763
                                                          ========     ========    ========     ========      =======     =========

NOTE 8. OTHER MATTERS

Restructuring: On June 23, 2000, Agrilink Foods sold its pickle business to Dean Pickle and Specialty Product Company. As part of the transaction, Agrilink Foods had agreed to contract pack Nalley and Farman's pickle products for a period of two years, ending June 2002. In anticipation of the completion of this co-pack contract, Agrilink Foods initiated restructuring activities for approximately 140 employees in that facility located in Tacoma, Washington. The total restructuring charge amounted to $1.1 million and was primarily comprised of employee termination benefits. The majority of such termination benefits will be liquidated during the next 9 months.

In addition, on October 12, 2001, Agrilink Foods announced a further reduction of approximately 7 percent of its nationwide workforce, for a total of approximately 300 positions. The reductions are part of an ongoing focus on low-cost operations and include both salaried and hourly positions. In conjunction with the reductions, Agrilink Foods recorded a charge against earnings of approximately $1.6 million in the second quarter of fiscal 2002, primarily comprising employee termination benefits. Reductions in personnel include operational and administrative positions, and net of the restructuring charge, are expected to improve fiscal 2002 earnings by approximately $5.0 million. Of this charge, approximately $0.7 million has been liquidated and the remaining termination benefits will be liquidated during the next 9 months.

Gain from Pension Curtailment: During September 2001, Agrilink Foods made the decision to freeze benefits provided under its Master Salaried Retirement Plan. Under the provisions of SFAS No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," these benefit changes resulted in the recognition of a $2.5 million net curtailment gain.

Legal Proceedings: On September 25, 2001, in the circuit court of Multnomah County, Oregon, Blue Line Farms commenced a class action suit against Agrilink Foods, Pro-Fac Cooperative, Inc., Mr. Mike Shelby, and "Does" 1-50, representing directors, officers, and agents of the corporate defendants.

The complaint alleges (i) fraud in operating AgriFrozen, a former subsidiary of Pro-Fac; (ii) breach of fiduciary duty in operating AgriFrozen; (iii) negligent misrepresentation in operating AgriFrozen; (iv) breach of contract against Pro-Fac; (v) breach of good faith and fair dealing against Pro-Fac; (vi) conversion against Pro-Fac and Agrilink Foods; (vii) intentional interference with a contract against Agrilink Foods; and (viii) statutory Oregon securities law violations against Pro-Fac and separately against Mr. Shelby.

The relief sought includes (i) a demand for an accounting; (ii) injunctive relief to compel the disclosure of documents; (iii) certification of the class;
(iv) damages of $50 million;  (v) prejudgment and  post-judgment  interest;  and
(vi) an award of costs and expenses including expert fees and attorney's fees.

Management believes this case is without merit and intends to defend vigorously its position.

Dividends: Subsequent to quarter end, the Cooperative declared a cash dividend of $.43 per share on the Class A Cumulative Preferred Stock. These dividends approximate $1.9 million and were paid on January 31, 2002.